PGIM Investments LLC

655 Broad Street

Newark, New Jersey 07102

The Board of Trustees of Advanced Series Trust

655 Broad Street

Newark, New Jersey 07102

Re: Contractual Fee Waivers

PGIM Investments LLC (the "Manager”) hereby agrees to cap expenses / reimburse certain expenses and/or waive a portion of its investment management fees as more particularly described and set forth for each Portfolio listed on Exhibit A hereto.

Very truly yours,

PGIM Investments LLC

By: /s/ Timothy Cronin
Name: Timothy Cronin
Title: Vice President

Exhibit A

Effective June 1, 2017:

AST T. Rowe Price Diversified Real Growth Portfolio: The Manager has contractually agreed to waive 0.008% of its investment management fee through June 30, 2018. This arrangement may not be terminated or modified prior to June 30, 2018 without the prior approval of the Trust’s Board of Trustees.

Effective July 1, 2017:

AST Goldman Sachs Global Income Portfolio: The Manager has contractually agreed to waive 0.012% of its investment management fee through June 30, 2018. This arrangement may not be terminated or modified prior to June 30, 2018 without the prior approval of the Trust’s Board of Trustees.